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                                                                  EXHIBIT 10.20


                              STEVEN DOUGLAS BROOKS


December 1, 1996


Mr. Mark Leslie
President & Chief Executive Officer
VERITAS Software Corporation
1600 Plymouth Street
Mountain View, CA 94043

Dear Mark:

This letter will confirm the terms of the agreement between VERITAS Software Corporation (the "Company") and Steven Brooks ("Consultant"), pursuant to which Consultant will provide the Company with financial advisory services with respect to the Company's contemplated acquisition (the "Transaction") of OpenVision Technologies, Inc. ("OpenVision"). Consultant shall assist the Company to review and evaluate the contemplated transaction; to value and structure the terms of a potential offer to OpenVision; to negotiate the terms and conditions of a definitive agreement between the Company and OpenVision; to conduct due diligence investigations of OpenVision's financial and operating condition; to prepare, if needed, the Company's registration of securities under Form S-4; and to develop a transition implementation plan for the completed acquisition. Consultant shall also assist the Company in the coordination of its external investment banking, legal and accounting resources throughout the Transaction process.

The terms upon which the above services shall be rendered are as follows:

      1. Upon the execution of this letter agreement, the Company shall pay to Consultant an initial retainer of $20,000.00. On the first of each month thereafter, the Company shall pay a monthly consulting fee of $20,000.00, until the closing of the Transaction. The initial retainer and monthly consulting fees shall be credited against the success fee due upon closing, as described below. Each such payment shall be made by wire transfer, under the following instructions:

            Northern Trust Bank of California, N.A.
            ABA No. 122242173
            For the account of Gallatin Capital
            Acct.  No. 40302237

      2. At the closing of the Transaction, the Company shall pay to Consultant a success fee of $400,000.00, less all fees previously paid through the closing date. This payment shall be made in cash, regardless of the form, amount or contingency of the consideration upon which the Transaction is based.

      3. The Company shall reimburse Consultant for all reasonable out of pocket expenses incurred in the course of performing the services described in this agreement, upon the presentation of appropriate documentation.

      4. The Company shall indemnify Consultant by its execution of the indemnification agreement attached hereto as Appendix A and made a part of this letter agreement.

      5. The term of this agreement shall be for a period of three months from the date of its execution, provided, however. that it shall be terminable at will by either party upon written notice; and

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further provided that the agreement will remain in force, with respect to fees payable and indemnification of Consultant, for a period of one year following its termination, in the event that the Company concludes a Transaction of the type contemplated herein with OpenVision during said one year period.

If these terms reflect your understanding of our agreement, please indicate your acceptance by executing both copies of this letter, retaining one for your files and returning the other to the address below. I look forward to working together with you, and to a successful outcome.


Very truly yours,                         ACCEPTED AND AGREED:


/s/Steven D. Brooks


                                          /s/Mark Leslie
                                          President & CEO
                                          VERITAS Software
                                          Corporation


      APPENDIX A TO THE LETTER AGREEMENT BETWEEN VERITAS SOFTWARE CORPORATION AND STEVEN D. BROOKS DATED DECEMBER 1, 1996

      VERITAS Software Corporation (the "Company") shall indemnify and hold harmless Steven D. Brooks ("Consultant") from and against any and all losses, claims, damages and liabilities, and all actions and proceedings in respect thereof, which are caused by, related in any way to, or arising out of the engagement of Consultant by the Company pursuant to the attached letter agreement dated December 1, 1996. The Company agrees, as well, to reimburse Consultant for all expenses (including attorney fees) as they are incurred in connection with investigating, preparing or defending any such action or proceeding, whether or not related to pending litigation to which the indemnified is a party; provided, that the Company will not be liable under this indemnification agreement to the extent that any loss, claim, damage, liability or expense is determined in a final judgment, by a court of competent jurisdiction from which no appeal can be taken or is taken, to have resulted solely from the willful misconduct of the indemnified party. Consultant shall notify the Company promptly of the assertion of any claim or the commencement of any action or proceeding for which indemnification under this agreement may be asserted. Consultant shall have the right, exercisable in its sole discretion, to retain separate counsel of its own choice. Such counsel shall, to the fullest extent consistent with professional responsibility, cooperate with the Company and its counsel in all actions and proceedings. The Company shall communicate promptly and fully with Consultant regarding the assertion of any claims against it or against Consultant, and regarding all proposed defenses against such claims. The Company shall not enter into any settlement of any claim involving Consultant without first securing a full release of Consultant from any prospective liability relating to such claim and written consent of Consultant to such settlement.

ACCEPTED & AGREED:

VERITAS Software Corporation

By:   /s/Mark Leslie
   ---------------------------------

Mark Leslie
President & Chief Executive Officer
Date:  12/10/96